Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-177923
Dated September 3, 2013

12 month Auto Callable Yield Notes

OVERVIEW

May be appropriate for investors seeking interest payments at a higher interest rate than the current yield on a conventional debt security with the same maturity issued by JPMorgan Chase and Co. Investors are exposed to full downside market exposure if either Underlying declines by more than the Buffer Amount on any trading day during the Monitoring Period. Under these circumstances the payment at maturity will be made in cash based on the lesser performing of the
Underlyings.

If on any Call Date, the closing level of each Underlying is greater than its closing level on the Pricing Date, the Notes will be automatically called.

Any payment on the notes is subject to the credit risk of JPMorgan Chase and Co.

Summary of Terms

Issuer:            JPMorgan Chase and Co.
Minimum            $1,000.00
Denomination:
Underlyings:       Russell 2000([R]) Index and iShares MSCI
                   Emerging Markets ETF
Pricing Date:      September 25, 2013
Observation Date:  September 25, 2014
Maturity Date:     September 30, 2014
Monitoring Period: The period from, but excluding, the Pricing
                   Date to and including the Observation
                   Date
Call Dates:        December 24, 2013, March 26, 2014, June
                   25, 2014, September 25, 2014
Interest Rate:     [7.00%-9.00%]* per annum, paid monthly
Buffer Amount:     For each Underlying, 30% of the closing
                   level of that Underlying on the Pricing Date
CUSIP:             48126NQT7
Preliminary        http://www.sec.gov/Archives/edgar/dat
Termsheet:         a/19617/000089109213007530/e55261f
                   wp.htm

For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, see the hyperlink above.
* To be determined on the Pricing Date, but not less than 7.00% .
** The hypothetical returns and hypothetical interest payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical interest payments shown above would likely be lower.
*** Reflects a Buffer Amount of 30% and an interest rate of 7.00% for illustrative purposes. The table assumes the note is not called on any Call
Date and a $1,000 investment.

Hypothetical Returns**

Hypothetical Lowest Closing Level   Total Principal and Interest
of the lesser performing Underlying payments over term of the
during the Monitoring Period as a           note***
  percentage of the Initial Level
----------------------------------- ----------------------------
            200%                          $1,070.00
----------------------------------- ----------------------------
            150%                          $1,070.00
----------------------------------- ----------------------------
            125%                          $1,070.00
----------------------------------- ----------------------------
            100%                          $1,070.00
----------------------------------- ----------------------------
             90%                          $1,070.00
----------------------------------- ----------------------------
             80%                          $1,070.00
----------------------------------- ----------------------------
             70%                          $1,070.00
----------------------------------- ----------------------------
             60%                           $670.00
----------------------------------- ----------------------------
             50%                           $570.00
----------------------------------- ----------------------------
             30%                           $370.00
----------------------------------- ----------------------------
             10%                           $170.00
----------------------------------- ----------------------------
             0%                             $70.00

Return Profile

Interest will be payable monthly in arrears. If an interest payment date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment.
Payment at maturity for each $1,000 principal amount note will be a cash payment of $1,000 or, if either of the Underlyings declined by more than the
Buffer Amount during the Monitoring Period and either underlying remains below its initial level on the Pricing Date, a cash payment of less than $1,000 that reflects the negative return of the lesser performing Underlying. In the event both Underlyings appreciate relative to their initial values, the investor will receive $1,000 for each $1,000 principal amount invested, subject to the credit risk of JPMorgan Chase and Co. In all cases, payment will include any accrued and unpaid interest.
If the notes are automatically called, the investor will receive a cash payment of $1,000 for each $1,000 principal amount note, plus any accrued and unpaid interest.

12 month Auto Callable Yield Notes

North America Structured Investments
Selected Benefits
[] The notes offer a higher interest rate than the yield currently available on debt securities of comparable maturity issued by us. [] Monthly interest payments of [7.00% -9.00%] per annum.
[] If the notes are held to maturity, the Buffer Amount offers contingent protection against a decrease in the prices of the Underlyings.

Selected Risks
[] Your investment in the notes may result in a loss. If either Underlying declines by more than the Buffer Amount on any trading day during the
Monitoring Period, you could lose up to $930.00 for each $1,000 note.
[] The benefit provided by the Buffer Amount may terminate on any day during the term of the notes.
[] Any payment on the notes is subject to our credit risk. Therefore the value of the notes prior to maturity are subject to changes in the market's view of our creditworthiness.
[] You are exposed to the risks of the decline in the closing level of each
Underlying.
[] Your payment at maturity may be determined by the lesser performing of the
Underlyings.
[] Return is limited to the principal amount plus accrued interest regardless of any appreciation of the Underlyings.
[] The automatic call feature may force a potential early exit. There is no guarantee you will be able to reinvest the proceeds at a comparable interest rate for a similar level of risk.
[] No dividend payments, voting rights, or ownership rights with the securities included in the Underlyings. [] You are exposed to the risks associated with small capitalization companies.
[] JPMS' estimated value does not represent future values and may differ from others' estimates.
[] The value of the notes which may be reflected in customer account statements may be higher than JPMS' then current estimated value for a limited time period.
[] Lack of liquidity: JPMorgan Securities, LLC, acting as agent for the Issuer
(and who we refer to as JPMS), intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal.
[] Potential conflicts: we and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent, hedging our obligations under the notes and making the assumptions to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of JPMorgan or its affiliates could result in substantial returns for JPMorgan and its affiliates while the value of the notes decline.
[] The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.
The risks identified above are not exhaustive. Please see "Risk Factors" in the applicable product supplement and "Selected Risk Considerations" to the applicable term sheet for additional information.

Disclaimer
SEC Legend: JPMorgan Chase and Co. has filed a registration statement (including a prospectus) with the SEC for any offering to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase and Co. has filed with the SEC for more complete information about JPMorgan Chase and Co. and this offering. You may get these documents without cost by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase and Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and the prospectus supplement as well as any product supplement and term sheet if you so request by calling toll-free 866-535-9248.
IRS Circular 230 Disclosure: JPMorgan Chase and Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase and Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.
Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early unwinds could result in lower than anticipated returns. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.
This material is not a product of J.P. Morgan Research Departments.
Additional information about the symbols depicted in each cube in the top right-hand corner of this fact sheet can be accessed via the hyperlink to one of our filings with the SEC:
http://www.sec.gov/Archives/edgar/data/19617/000095010311004940/crt_dp27418-fwp
..pdf